Exhibit 99.1
First Western Reports Third Quarter 2025 Financial Results
Third Quarter 2025 Summary
•Net income available to common shareholders of $3.2 million in Q3 2025, compared to $2.5 million in Q2 2025
•Diluted earnings per share of $0.32 in Q3 2025, compared to $0.26 in Q2 2025
•Total deposits increased $320 million, or 12.6%, from $2.53 billion in Q2 2025 to $2.85 billion in Q3 2025
•Net interest income increased $1.6 million, or 8.9%, from $17.9 million in Q2 2025 to $19.5 million in Q3 2025
•Non-interest income increased $0.5 million, or 7.9%, from $6.3 million in Q2 2025 to $6.8 million in Q3 2025

Denver, Colo., October 23, 2025 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2025.
Net income available to common shareholders was $3.2 million, or $0.32 per diluted share, for the third quarter of 2025. This compares to net income of $2.5 million, or $0.26 per diluted share, for the second quarter of 2025, and net income of $2.1 million, or $0.22 per diluted share, for the third quarter of 2024.
Scott C. Wylie, CEO of First Western, commented, “We executed well in the third quarter and saw positive trends in many areas including loan and deposit growth, an increase in net interest income, well managed expenses, and generally stable asset quality, which resulted in an increase in our level of profitability. While maintaining our disciplined underwriting and pricing criteria, we had a very strong quarter of loan production, which was well diversified across our markets and loan portfolios. Our strong loan production reflects the healthy economic conditions we continue to see across our markets, as well as the contribution of banking talent we have added over the past few years, while we also continue to add new deposit relationships. Our improving financial performance and continued prudent balance sheet management resulted in increases in both our book value and tangible book value per share during the third quarter.

“Our loan pipeline remains healthy and we expect to see solid loan growth in the fourth quarter, along with a continuation of the positive trends we are seeing in key areas, which we believe will result in solid financial performance for our shareholders,” said Mr. Wylie.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2025	2025	2024
Earnings Summary
Net interest income	$19,454	$17,884	$15,568
Provision for credit losses	2,257	1,773	501
Total non-interest income	6,842	6,305	6,972
Total non-interest expense	20,074	19,099	19,368
Income before income taxes	3,965	3,317	2,671
Income tax expense	779	814	537
Net income available to common shareholders	3,186	2,503	2,134
Basic earnings per common share	0.33	0.26	0.22
Diluted earnings per common share	0.32	0.26	0.22

Return on average assets (annualized)	0.40%	0.36%	0.30%
Return on average shareholders' equity (annualized)	4.92	3.90	3.43
Return on tangible common equity (annualized)(1)	5.54	4.40	3.93
Net interest margin	2.54	2.67	2.32
Efficiency ratio(1)	76.38	78.83	84.98
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Third Quarter 2025
Revenue
Total income before non-interest expense was $24.0 million for the third quarter of 2025, an increase of 7.1% from $22.4 million for the second quarter of 2025. Gross revenue(1) was $26.3 million for the third quarter of 2025, an increase of 8.7% from $24.2 million for the second quarter of 2025. Relative to the second quarter of 2025, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income and Non-interest income, partially offset by an increase in Provision for credit losses. Relative to the third quarter of 2024, Total income before non-interest expense increased 9.1% from $22.0 million and Gross revenue increased 15.9% from $22.7 million. Relative to the third quarter of 2024, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income, partially offset by an increase in Provision for credit losses.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the third quarter of 2025 decreased 13 basis points to 2.54% from 2.67% reported in the second quarter of 2025, primarily due to an unfavorable mix shift in average interest-earning asset balances and an increase in cost of funds. The increase in cost of funds was driven by an unfavorable mix shift in average deposit balances.
The yield on interest-earning assets decreased 2 basis points to 5.59% from 5.61% reported in the second quarter of 2025 and the cost of interest-bearing liabilities increased 4 basis points to 3.67% from 3.63% reported in the second quarter of 2025.
Relative to the third quarter of 2024, net interest margin increased 22 basis points from 2.32%, primarily due to a 33 basis point decrease in total cost of funds as a result of the lower interest rate environment.

Net Interest Income
Net interest income for the third quarter of 2025 was $19.5 million, an increase of 8.9% from $17.9 million for the second quarter of 2025. The increase quarter over quarter was primarily driven by an increase in average interest-earnings assets, partially offset by a 13 basis point decrease in net interest margin. Relative to the third quarter of 2024, Net interest income increased 25.0% from $15.6 million. The increase compared to the third quarter of 2024 was primarily driven by a 22 basis point increase in net interest margin and an increase in average interest-earning assets.
Non-interest Income
Non-interest income for the third quarter of 2025 was $6.8 million, an increase of 7.9% from $6.3 million in the second quarter of 2025. The increase was primarily driven by increases in Net gain on mortgage loans, Risk management and insurance fees, and Trust and investment management fees.
Relative to the third quarter of 2024, Non-interest income decreased $0.1 million, primarily driven by decreases in Risk management and insurance fees, Trust and investment management fees, and Bank fees, partially offset by an increase in Net gain on loans accounted for under the fair value option.
Non-interest Expense
Non-interest expense for the third quarter of 2025 was $20.1 million, an increase of 5.2% from $19.1 million in the second quarter of 2025. The increase was primarily driven by an increase in Salaries and employee benefits, partially offset by a decrease in Occupancy and equipment.
Relative to the third quarter of 2024, Non-interest expense increased 3.6% from $19.4 million, primarily driven by increases in Salaries and employee benefits and Data processing.
The Company’s efficiency ratio(1) was 76.4% in the third quarter of 2025, compared with 78.8% in the second quarter of 2025 and 85.0% in the third quarter of 2024.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $0.8 million for the third quarter of 2025, compared to $0.8 million for the second quarter of 2025, and $0.5 million for the third quarter of 2024.
Loans
Total loans held for investment were $2.59 billion as of September 30, 2025, an increase of $50 million or 2.0% compared to June 30, 2025. Changes in the quarter included growth in the Non-owner occupied commercial real estate and 1-4 family residential portfolios, partially offset by decreases in the Construction and development and Commercial and industrial portfolios. Relative to the third quarter of 2024, total loans held for investment increased from $2.39 billion as of September 30, 2024, primarily driven by growth in the 1-4 family residential, Non-owner occupied commercial real estate, and Cash, securities, and other portfolios, partially offset by a decrease in the Construction and development portfolio.

Deposits
Total deposits were $2.85 billion as of September 30, 2025, an increase of 12.6% from $2.53 billion as of June 30, 2025. The increase was primarily driven by increases in money market and Noninterest-bearing deposit accounts, partially offset by a decrease in time deposit accounts. Relative to the third quarter of 2024, Total deposits increased from $2.50 billion as of September 30, 2024, primarily driven by an increase in money market deposit accounts, partially offset by decreases in time deposit accounts and Noninterest-bearing deposit accounts.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $50.9 million as of September 30, 2025, a decrease of $112.5 million from $163.4 million as of June 30, 2025. The change when compared to June 30, 2025 was primarily driven by a decrease in FHLB borrowings due to deposit growth outpacing loan growth during the quarter. Relative to the third quarter of 2024, borrowings decreased $11.5 million from $62.4 million as of September 30, 2024. The decrease in borrowings from September 30, 2024 was primarily driven by Bank Term Funding Program ("BTFP") payoffs.
Subordinated notes were $44.7 million as of September 30, 2025 and June 30, 2025. Subordinated notes decreased $7.8 million from $52.5 million as of September 30, 2024. Relative to the third quarter of 2024, the decrease was primarily due to the redemption of $8.0 million of subordinated notes that became eligible to call in the first quarter of 2025.
Assets Under Management
Assets Under Management (“AUM”) was $7.43 billion as of September 30, 2025, a decrease of $64 million, or 0.9%, from $7.50 billion as of June 30, 2025. The decrease in AUM during the quarter was primarily attributable to net withdrawals, partially offset by improved market conditions. Compared to September 30, 2024, total AUM decreased 0.4% from $7.47 billion.
Credit Quality
Non-performing assets totaled $22.7 million, or 0.70% of Total assets, as of September 30, 2025, compared to $18.8 million, or 0.62% of Total assets, as of June 30, 2025. The increase in non-performing assets during the quarter was due to the addition of one credit relationship to non-performing loans. As of September 30, 2024, non-performing assets totaled $52.1 million, or 1.79% of Total assets. Relative to the third quarter of 2024, the decrease in non-performing assets was primarily driven by the sale of two OREO properties, partially offset by additions to non-performing loans. OREO totaled $4.4 million as of September 30, 2025 and June 30, 2025, a decrease of $32.6 million from $37.0 million as of September 30, 2024.
Non-performing loans totaled $18.3 million as of September 30, 2025, an increase of $3.9 million from $14.4 million as of June 30, 2025. As of September 30, 2024, non-performing loans totaled $15.0 million. Relative to the second quarter of 2025 and the third quarter of 2024, the increase was primarily driven by the addition of one credit relationship.
During the third quarter of 2025, the Company recorded provision expense of $2.3 million, compared to $1.8 million in the second quarter of 2025 and $0.5 million in the third quarter of 2024. The provision expense recorded in the third quarter of 2025 increased the Allowance for credit losses as a percentage of Total loans from 75 basis points to 81 basis points.

Capital
As of September 30, 2025, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of September 30, 2025, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2025
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.80%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.80
Total capital to risk-weighted assets	12.50
Tier 1 capital to average assets	7.51

Bank Capital
Tier 1 capital to risk-weighted assets	11.20%
CET1 to risk-weighted assets	11.20
Total capital to risk-weighted assets	12.04
Tier 1 capital to average assets	8.59
Book value per common share increased 1.1% from $26.64 as of June 30, 2025 to $26.92 as of September 30, 2025. Book value per common share increased 4.5% from $25.75 as of September 30, 2024.
Tangible book value per common share(1) increased 1.2% from $23.39 as of June 30, 2025, to $23.68 as of September 30, 2025. Tangible book value per common share increased 5.4% from $22.47 as of September 30, 2024.
During the three months ended September 30, 2025, the Company repurchased 13,946 shares for $0.3 million.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 24, 2025. Telephone access: https://register-conf.media-server.com/register/BI5ef1816ed85c49699ece3c022b6c7476
A slide presentation relating to the third quarter 2025 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 7, 2025 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2025	2025	2024
Interest and dividend income:
Loans, including fees	$37,701	$35,064	$35,337
Loans accounted for under the fair value option	64	85	141
Investment securities	1,387	819	708
Interest-bearing deposits in other financial institutions	3,468	1,377	1,770
Dividends, restricted stock	154	155	134
Total interest and dividend income	42,774	37,500	38,090

Interest expense:
Deposits	22,177	18,208	21,150
Other borrowed funds	1,143	1,408	1,372
Total interest expense	23,320	19,616	22,522
Net interest income	19,454	17,884	15,568
Less: Provision for credit losses	2,257	1,773	501
Net interest income, after provision for credit losses	17,197	16,111	15,067

Non-interest income:
Trust and investment management fees	4,629	4,512	4,728
Net gain on mortgage loans	1,394	1,187	1,451
Bank fees	312	293	392
Risk management and insurance fees	193	47	367
Income on company-owned life insurance	116	112	108
Net gain (loss) on loans accounted for under the fair value option	18	26	(233)
Unrealized gain recognized on equity securities	6	3	24
Other	174	125	135
Total non-interest income	6,842	6,305	6,972
Total income before non-interest expense	24,039	22,416	22,039

Non-interest expense:
Salaries and employee benefits	11,884	11,019	11,439
Occupancy and equipment	2,084	2,224	2,126
Professional services	1,894	1,855	1,893
Technology and information systems	1,055	1,030	1,045
Data processing	1,251	1,166	1,101
Marketing	351	267	374
Amortization of other intangible assets	51	52	57
Other	1,504	1,486	1,333
Total non-interest expense	20,074	19,099	19,368
Income before income taxes	3,965	3,317	2,671
Income tax expense	779	814	537
Net income available to common shareholders	$3,186	$2,503	$2,134
Earnings per common share:
Basic	$0.33	$0.26	$0.22
Diluted	0.32	0.26	0.22

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands)	2025	2025	2024
Assets
Cash and cash equivalents:
Cash and due from banks	$13,889	$12,353	$18,979
Interest-bearing deposits in other financial institutions	341,750	221,861	259,143
Total cash and cash equivalents	355,639	234,214	278,122

Available-for-sale debt securities, at fair value (amortized cost of $49,407, $0, and $0, respectively)	49,177	—	—
Held-to-maturity debt securities (fair value of $93,589, $93,979 and $70,826, respectively), net of allowance for credit losses of $71	98,205	99,825	76,745
Correspondent bank stock, at cost	6,481	11,254	5,746
Mortgage loans held for sale, at fair value	21,806	24,151	12,324
Loans held for sale, at fair value	—	—	473
Loans (includes $4,208, $5,099, and $8,646 measured at fair value, respectively)	2,590,846	2,540,096	2,383,199
Allowance for credit losses	(20,967)	(18,994)	(18,796)
Loans, net	2,569,879	2,521,102	2,364,403
Premises and equipment, net	24,963	24,488	24,350
Accrued interest receivable	11,907	10,783	10,455
Accounts receivable	4,687	4,435	4,864
Other receivables	3,736	4,915	10,397
Other real estate owned, net	4,389	4,385	37,036
Goodwill and other intangible assets, net	31,473	31,524	31,684
Deferred tax assets, net	3,500	2,809	4,075
Company-owned life insurance	17,299	17,184	16,849
Other assets	37,283	35,728	34,425
Total assets	$3,240,424	$3,026,797	$2,911,948

Liabilities
Deposits:
Noninterest-bearing	$375,708	$361,656	$473,576
Interest-bearing	2,473,203	2,167,473	2,029,478
Total deposits	2,848,911	2,529,129	2,503,054
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	50,867	163,416	62,373
Subordinated notes	44,724	44,673	52,508
Accrued interest payable	1,689	1,406	3,339
Other liabilities	32,738	29,326	41,843
Total liabilities	2,978,929	2,767,950	2,663,117

Shareholders’ Equity
Total shareholders’ equity	261,495	258,847	248,831
Total liabilities and shareholders’ equity	$3,240,424	$3,026,797	$2,911,948

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands)	2025	2025	2024
Loan Portfolio
Cash, Securities, and Other	$159,204	$161,725	$116,856
Consumer and Other	12,254	15,778	14,978
Construction and Development	230,600	255,870	301,542
1-4 Family Residential	1,041,990	1,012,662	920,709
Non-Owner Occupied CRE	728,039	655,954	608,494
Owner Occupied CRE	191,239	196,692	176,165
Commercial and Industrial	225,919	239,278	239,660
Total	2,589,245	2,537,959	2,378,404
Loans accounted for under the fair value option	4,319	5,235	8,884
Total loans held for investment	2,593,564	2,543,194	2,387,288
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(1)	(2,718)	(3,098)	(4,089)
Loans (includes $4,208, $5,099, and $8,646 measured at fair value, respectively)	$2,590,846	$2,540,096	$2,383,199
Mortgage loans held for sale	21,806	24,151	12,324
Loans held for sale	—	—	473

Deposit Portfolio
Money market deposit accounts	$1,988,336	$1,632,997	$1,350,619
Time deposits	349,533	397,006	533,452
Interest checking accounts	121,901	123,967	130,255
Savings accounts	13,433	13,503	15,152
Total interest-bearing deposits	2,473,203	2,167,473	2,029,478
Noninterest-bearing accounts	375,708	361,656	473,576
Total deposits	$2,848,911	$2,529,129	$2,503,054
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands)	2025	2025	2024
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$307,979	$121,950	$129,629
Debt securities	127,154	85,739	79,007
Correspondent bank stock	7,500	7,199	6,281
Gross loans	2,562,960	2,443,758	2,429,927
Mortgage loans held for sale	26,037	18,803	18,423
Loans held at fair value	4,809	5,690	9,691
Total interest-earning assets	3,036,439	2,683,139	2,672,958
Noninterest-earning assets	124,457	126,397	133,836
Total assets	$3,160,896	$2,809,536	$2,806,794

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,422,177	$2,047,570	$2,007,265
FHLB and Federal Reserve borrowings	51,065	75,362	62,589
Subordinated notes	44,690	44,639	52,470
Total interest-bearing liabilities	2,517,932	2,167,571	2,122,324
Noninterest-bearing liabilities:
Noninterest-bearing deposits	349,839	352,391	395,755
Other liabilities	34,072	32,794	40,089
Total noninterest-bearing liabilities	383,911	385,185	435,844
Total shareholders’ equity	259,053	256,780	248,626
Total liabilities and shareholders’ equity	$3,160,896	$2,809,536	$2,806,794

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	4.47%	4.46%	5.38%
Debt securities	4.33	3.83	3.57
Correspondent bank stock	8.15	8.64	8.49
Loans	5.78	5.71	5.74
Loan held at fair value	5.28	5.99	5.79
Mortgage loans held for sale	5.59	6.61	5.87
Total interest-earning assets	5.59	5.61	5.67
Interest-bearing deposits	3.63	3.57	4.19
Total deposits	3.17	3.04	3.50
FHLB and Federal Reserve borrowings	3.98	4.14	4.03
Subordinated notes	5.60	5.66	5.60
Total interest-bearing liabilities	3.67	3.63	4.22
Net interest margin	2.54	2.67	2.32
Net interest rate spread	1.92	1.98	1.45

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Asset Quality
Non-performing loans	$18,293	$14,394	$15,031
Non-performing assets	22,682	18,779	52,067
Net charge-offs	259	657	9,319
Non-performing loans to total loans	0.71%	0.57%	0.63%
Non-performing assets to total assets	0.70	0.62	1.79
Allowance for credit losses to non-performing loans	114.62	131.96	125.05
Allowance for credit losses to total loans	0.81	0.75	0.79
Net charge-offs to average loans	0.01	0.03	0.38

Assets Under Management	$7,433,029	$7,497,361	$7,465,757

Market Data
Book value per share at period end	$26.92	$26.64	$25.75
Tangible book value per common share(1)	$23.68	$23.39	$22.47
Weighted average outstanding shares, basic	9,717,571	9,707,924	9,663,131
Weighted average outstanding shares, diluted	9,868,742	9,809,321	9,766,656
Shares outstanding at period end	9,714,711	9,717,922	9,664,101

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.80%	9.96%	10.06%
CET1 to risk-weighted assets	9.80	9.96	10.06
Total capital to risk-weighted assets	12.50	12.67	13.19
Tier 1 capital to average assets	7.51	8.31	8.04

Bank Capital
Tier 1 capital to risk-weighted assets	11.20%	11.36%	11.39%
CET1 to risk-weighted assets	11.20	11.36	11.39
Total capital to risk-weighted assets	12.04	12.13	12.13
Tier 1 capital to average assets	8.59	9.49	9.11
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except share and per share amounts)	2025	2025	2024
Tangible Common
Total shareholders' equity	$261,495	$258,847	$248,831
Less: goodwill and other intangibles, net	31,473	31,524	31,684
Tangible common equity	$230,022	$227,323	$217,147

Common shares outstanding, end of period	9,714,711	9,717,922	9,664,101
Tangible common book value per share	$23.68	$23.39	$22.47
Net income available to common shareholders	3,186	2,503	2,134
Return on tangible common equity (annualized)	5.54%	4.40%	3.93%

Efficiency
Non-interest expense	$20,074	$19,099	$19,368
Less: OREO expenses and write-downs	8	53	35
Adjusted non-interest expense	$20,066	$19,046	$19,333

Total income before non-interest expense	$24,039	$22,416	$22,039
Less: unrealized gain recognized on equity securities	6	3	24
Less: net gain (loss) on loans accounted for under the fair value option	18	26	(233)
Plus: provision for credit losses	2,257	1,773	501
Gross revenue	$26,272	$24,160	$22,749
Efficiency ratio	76.38%	78.83%	84.98%